UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 16, 2013

FRIENDFINDER NETWORKS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34622	13-3750988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Broken Sound Parkway, Suite 200
Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	561-912-7000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Background

On September 16, 2013, the Board of Directors (the “Board”) of FriendFinder Networks Inc., a Nevada corporation (“FFN”) approved the terms of a recapitalization transaction (the “Recapitalization Transaction”) for FFN, Interactive Network, Inc. (“INI,” and together with FFN, the “Issuers”) and certain guarantor subsidiaries of the Issuers (together with Issuers, the “Company”), which the Company intends to consummate through the filing of chapter 11 bankruptcy cases (the “Bankruptcy Cases”) and the confirmation of a plan of reorganization (the “Plan”) containing terms and conditions materially consistent with those set forth in the plan term sheet relating to the filing of the Bankruptcy Cases (the “Plan Term Sheet”).

The Support Agreement

In connection with the Board's approval of filing the Bankruptcy Cases, on September 16, 2013, the Company entered into a Transaction Support Agreement (the “Support Agreement”) with:

●	holders representing more than 80% in aggregate principal amount of the Company's 14% Senior Secured Notes due 2013 (the “First Lien Notes”); and

●	holders representing more than 80% in aggregate principal amount of the Company's 11.5% Non-Cash Pay Secured Notes Due 2014 (the “Non-Cash Pay Second Lien Notes”).

In this report, we refer to the holders of First Lien Notes and the holders of Non-Cash Pay Second Lien Notes who are party to the Support Agreement as the "Consenting Noteholders."

The Support Agreement memorializes the support of the parties thereto of the terms of the Recapitalization Transaction and such other terms as may be agreed to by the parties in accordance with the Support Agreement (the “Recapitalization Transaction Terms”). Generally, under the terms of the Support Agreement:

(1)

the Consenting Noteholders have agreed, subject to certain conditions, to: (a) vote all claims and interests in favor of the Plan, subject to proper solicitation under the Bankruptcy Code; (b) negotiate in good faith the Plan documents; (c) grant certain releases required by the Plan; and (d) not support or take action in opposition to the Plan; and

(2)

the Company has agreed to use commercially reasonable efforts in furtherance of the Recapitalization Transaction and Plan and take efforts to avoid events that could result in termination of the Support Agreement.

The Support Agreement may be terminated upon the occurrence of certain events, including, among others: (a) certain breaches by the Company or the Consenting Noteholders; (b) the failure to meet certain milestones with respect to achieving confirmation and consummation of the Plan; (c) the filing, amendment, or modification of certain documents, including the Plan, which are materially inconsistent with the Support Agreement and are materially adverse to the economic interests of the Consenting Noteholders; (d) if, after the commencement of the Bankruptcy Cases, the Company reasonably determines that continued performance under the Support Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law; and (e) automatically on January 31, 2014 if the Recapitalization Transaction has not closed by that date.

The Settlement Agreement

As a result of the Company entering into the Support Agreement, the terms of a settlement agreement (the “Settlement Agreement”) between the Company and Marc H. Bell and Daniel C. Staton, became effective on September 16, 2013.

Among other matters, the Settlement Agreement requires Messrs. Bell and Staton, individually and in their respective capacities as holders of 100% in aggregate principal amount of the Company's 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes,” and together with the Non-Cash Pay Second Lien Notes, the “Second Lien Notes”) to support the Recapitalization Transaction, including the Plan, so long as the Plan includes certain terms with respect to the claims and interests of Messrs. Bell and Staton set forth in the Settlement Agreement, as further described below.

The Plan

The Plan, as filed with the Bankruptcy Cases and as subject to court approval, contemplates the following:

Treatment of Claims and Interests

As described in the Plan Term Sheet, with respect to claims of stakeholders, the Plan contemplates, that:

●

on or as soon as practicable after the bankruptcy court confirms the Plan (the “Effective Date”), the First Lien Notes shall be exchanged for (a) an equal principal amount (including applicable pre-payment penalties) of new first lien notes (the “New Notes”) with substantially the same terms as the old First Lien Notes, excluding certain interest and unpaid fees and costs, (b) cash, in the amount of any accrued and unpaid interest at the applicable non-default rate, and (c) additional cash in the amount of any incremental accrued and unpaid interest at the applicable default rate, to the extent excess cash is available under the terms of the Plan Term Sheet. If excess cash is insufficient to cover remaining unpaid interest at the applicable default rate, additional New Notes will be issued in a principal amount sufficient to cover the shortfall;

●

in exchange for the Second Lien Notes, on the Effective Date each holder of the Second Lien Notes shall receive a pro rata share of (a) 100% of the newly issued shares of common stock, par value $0.001 per share, of the reorganized FFN, and (b) cash, in an amount not to exceed $3 million, subject to cash payments to the holders of First Lien Notes in accordance with the Plan Term Sheet;

●

all existing shares of FFN capital stock, all options and warrants to acquire shares of FFN capital stock, and all securities convertible into shares of FFN capital stock will be extinguished on the Effective Date and holders of such securities shall not receive any property or consideration under the Plan;

●

on or as soon as practicable after Effective Date, each holder of an allowed administrative expense claim, priority claim, priority tax claim, or general unsecured claim, will receive cash equal to the full allowed amount of its claim or otherwise receive treatment consistent with applicable provisions of the Bankruptcy Code;

●

generally, all executory contracts and unexpired leases shall be assumed pursuant to the Plan, except for (1) the Consulting Agreement, dated October 5, 2012, between Mr. Bell and FFN (the “Bell Consulting Agreement”), (2) the Consulting Agreement dated October 5, 2012, between Mr. Staton and FFN (the “Staton Consulting Agreement”), and (3) those contracts not agreed to be assumed by the holders of Second Lien Notes party to the Support Agreement; and

●

the release of any and all claims or causes of action, known or unknown, relating to any pre-petition date acts or omissions, except for willful misconduct or fraud, committed by the officers, directors and employees of the Company and certain of the Company's representatives, the Consenting Noteholders, and their related trustees and their representatives, and Messrs. Bell and Staton, and their affiliates and representatives. The Plan will also contain voluntary releases of the above parties from the creditors of the Company party to the Support Agreement.

Corporate Governance

As described in the Plan Term Sheet, with respect to corporate governance matters of the reorganized FFN, the Plan contemplates that:

●

the initial board of directors of the reorganized FFN will consist of five members, with one member being the Chief Executive Officer of the reorganized FFN, three members appointed by the Andrew B. Conru Trust, a significant holder of existing First Lien Notes, and one member appointed by certain holders of First Lien Notes who are party to the Support Agreement, each significant holders of existing First Lien Notes. Each of the appointed members will be disclosed in a future supplement to the Plan;

●

the new common stock of the reorganized FFN will be subject to a shareholder agreement and the corporate organizational documents will be amended and restated in forms acceptable to the Company and the Consenting Noteholders, and will include where applicable, the following provisions: (a) a super majority of the board will be required to approve transactions with affiliates of the Company, (b) the majority of the minority of shareholders will have the right to replace two members of the board of directors, (c) "tag along" rights, and (d) the agreement that a sale of the Company will close within seven (7) years from the Effective Date, which date may be extended by a supermajority of the board of directors;

●

additional provision will be made for an incentive equity compensation pool for management in a percentage of the post-recapitalization equity of the reorganized FFN in an amount determined by the holders of Second Lien Notes party to the Support Agreement, with grants thereunder to be solely at the discretion of a supermajority of the board of directors for the reorganized FFN; and

●

the Company will assume existing indemnification obligations and purchase a six (6) year tail for its existing director and officer liability insurance policy allowing for a minimum of $10 million in available coverage.

Additional Matters Under the Settlement Agreement

In addition to the support of the Plan required under the terms of the Settlement Agreement, as disclosed above, the Settlement Agreement provides that:

●

the Plan will provide for the full satisfaction of all claims asserted by Mr. Bell under the Bell Consulting Agreement and Mr. Staton under the Staton Consulting Agreement, respectively, in exchange for $500,000 paid to each of Messrs. Bell and Staton, subject to approval by the Bankruptcy Court and the court's ability to clawback the payments under certain conditions; provided that, in the event the Bankruptcy Court does not approve the payments in the final Cash Collateral Order (as such term is defined in the Support Agreement), the payments will be made on the Effective Date as a distribution under the Plan. Messrs. Bell and Staton will continue in their capacity as consultants to the Company until the later of the Effective Date or receipt of the cash payments described above;

●	the existing indemnification provisions provided to Messrs. Bell and Staton remain in place on the same terms and conditions;

●	Mr. Bell's and Mr. Staton's undertakings with respect to certain litigation remain in place and unaffected by the Plan;

●	any Second Lien Notes owned by Mr. Bell and Mr. Staton will be entitled to a pro rata distribution of the consideration provided to the holders of all Second Lien Notes;

●	all other claims and interests in the Company held by the Messrs. Bell and Staton and their affiliates shall be released and deemed fully satisfied;

●	on the Effective Date, Messrs. Bell and Staton will agree to execute and deliver a customary two (2) year non-compete and non-disparagement agreement in favor of the reorganized FFN; and

●

the Company will pay reasonable legal fees and expenses incurred by Messrs. Bell and Staton and their affiliates through the date of effectiveness of the Settlement Agreement in connection with the recapitalization transaction in an amount not to exceed $125,000.

The descriptions of the Support Agreement, the Settlement Agreement, and the Plan, each as set forth in this report, are qualified by reference to the full texts of the Support Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated in this report by reference, the Settlement Agreement, which is attached to the Support Agreement as Exhibit D, and the Plan Term Sheet, which is attached to the Support Agreement as Exhibit A.

On September 17, 2013, the Company issued a press release announcing the execution of the Support Agreement and the contemplated Plan. A copy of that press release is attached as Exhibit 99.1 and is incorporated in this report by reference.

Also on September 18, 2013, the Company issued a press release announcing the filing of the Bankruptcy Cases and granting of the first day orders in the Bankruptcy Cases. A copy of that press release is attached as Exhibit 99.2 and is incorporated in this report by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this report is incorporated in this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1

Transaction Support Agreement (Recapitalization), dated as of September 16, 2013, by and among Interactive Network, Inc., FriendFinder Network Inc., certain of their direct and indirect subsidiaries, the First Lien Note Holders and Second Lien Note Holders.

99.1	Press Release dated September 17, 2013.

99.2	Press Release dated September 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FriendFinder Networks Inc.

By:	/s/ Ezra Shashoua
	Name:	Ezra Shashoua
	Title:	Chief Financial Officer

Date: September 18, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1

Transaction Support Agreement (Recapitalization), dated as of September 16, 2013, by and among Interactive Network, Inc., FriendFinder Network Inc., certain of their direct and indirect subsidiaries, the First Lien Note Holders and Second Lien Note Holders.

99.1	Press Release dated September 17, 2013.

99.2	Press Release dated September 18, 2013.